Exhibit 4.5

THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAW. THIS WARRANT AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE PLEDGED, TRANSFERRED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE WITH THE ACT OR UNLESS SOLD IN FULL COMPLIANCE WITH RULE 144 UNDER THE ACT.

CORONADO BIOSCIENCES, INC.

Warrant for the Purchase of Shares of

Common Stock

No. CW-[    ]

FOR VALUE RECEIVED, CORONADO BIOSCIENCES, INC., a Delaware corporation (the “Company”), hereby certifies that [            ] or [    ] permitted assigns is entitled to purchase from the Company, after determination of the Per Share Warrant Price (as defined below), up to and including 5:00 p.m. (Eastern Time) on the date that is the seventh (7th) anniversary of February 20, 2008 (to be referred to herein as the “Initial Closing Date” and the period following the Initial Closing Date up to and including the seven year anniversary of the Initial Closing Date to be referred to herein as the “Exercise Period”) [                ] shares of Common Stock (as defined below), at the Per Share Warrant Price (as defined below). The “Per Share Warrant Price” shall, subject to adjustment as set forth herein, be equal to $9.229.

For purposes of this Warrant, (i) common stock, $0.001 par value per share, of the Company, is referred to as “Common Stock”; (ii) the shares of the Common Stock (subject to adjustment as set forth herein) purchasable hereunder are referred to as the “Warrant Shares”; (iii) the aggregate purchase price payable for the Warrant Shares purchasable hereunder is referred to as the “Aggregate Warrant Price”; (iv) “Qualified Financing” means the closing of an equity financing or series of related equity financings, including without limitation a firm commitment underwritten initial public offering under the Securities Act of 1933, as amended, by the Company resulting in aggregate gross cash proceeds (before commissions or other expenses) to the Company of at least $10,000,000; (v) “Lowest Price Paid” means the lowest price paid per unit of securities issued to investors in a Qualified Financing; (vi) this “Warrant” means this agreement evidencing the Holder’s right to purchase Warrant Shares; (vii) the holder of this Warrant is referred to as the “Holder”; and (viii) the then Current Market Price per share of the Common Stock (the “Current Market Price”) shall be deemed to be the last reported sale price of the Common Stock on the Trading Day (as defined below) immediately prior to a particular date or, in case no such reported sales take place on such date, the average of the last reported bid and asked prices of the Common Stock on such date, in either case on the principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to trading on any such exchange, the per share sale price for the Common Stock in the over-the-counter market as reported on the Over-the-Counter Bulletin Board, by the National Quotation Bureau or similar organization, or if not so available, the fair market value of the Common Stock as determined in good faith by the Company’s Board of Directors. A “Trading Day” shall mean any day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time) on which shares of the Company’s Common Stock are listed or quoted for trading as reported by Bloomberg L.P.

This Warrant was originally issued pursuant to that certain Placement Agency Agreement dated January 18, 2008 (the “Placement Agency Agreement”) between the Company and Paramount BioCapital, Inc. in connection with the Offering.

1.	Exercise of Warrant.

(a) This Warrant may be exercised in whole at any time, or in part from time to time, by the Holder during the Exercise Period:

(i) by the surrender of this Warrant (with the subscription form at the end hereof duly executed) at the address set forth in subsection 9(a) hereof, together with proper payment of the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part, with payment for the Warrant Shares made by certified or official bank check payable to the order of, or wire transfer of immediately available funds to, the Company; or

(ii) by the surrender of this Warrant (with the cashless exercise form at the end hereof duly executed) (a “Cashless Exercise”) at the address set forth in subsection 9(a) hereof. Such presentation and surrender shall be deemed a waiver of the Holder’s obligation to pay the Aggregate Warrant Price, or the proportionate part thereof if this Warrant is exercised in part. In the event of a Cashless Exercise, the Holder shall exchange its Warrant for a number of Warrant Shares equal to that number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	=	the then Current Market Price;

(B)	=	the Per Share Warrant Price;

(X)	=	the number of Warrant Shares issuable upon exercise of this Warrant in accordance with the terms of this Warrant by means of a cash exercise rather than a cashless exercise.

(b) If this Warrant is exercised in part, this Warrant must be exercised for a number of whole shares of the Common Stock and the Holder is entitled to receive a new Warrant covering the Warrant Shares that have not been exercised. Upon surrender of this Warrant in connection with the exercise of this Warrant pursuant to the terms hereof, the Company will (i) issue a certificate or certificates in the name of the Holder for the largest number of whole shares of Warrant Shares to which the Holder shall be entitled upon such exercise and, if this Warrant is exercised in whole, in lieu of any fractional share of the Common

Stock to which the Holder shall be entitled, pay to the Holder cash in an amount equal to the fair value of such fractional share (determined in such reasonable manner as the Board of Directors of the Company shall determine), and (ii) deliver the other securities and properties receivable upon the exercise of this Warrant, or the proportionate part thereof, if this Warrant is exercised in part, pursuant to the provisions of this Warrant.

2.	Reservation of Warrant Shares; Listing.

The Company agrees that, prior to the expiration of this Warrant, the Company shall at all times (a) have authorized and in reserve, and shall keep available, solely for issuance and delivery upon the exercise of this Warrant, the shares of the Common Stock and other securities and properties as from time to time shall be receivable upon the exercise of this Warrant, free and clear of all restrictions on sale or transfer, other than under Federal or state securities laws, and free and clear of all preemptive rights and rights of first refusal and (b) if the Company hereafter lists its Common Stock on any national securities exchange, use its commercially reasonable efforts to keep the Warrant Shares authorized for listing on such exchange upon notice of issuance. If the Company does not complete a Qualified Financing prior to the second anniversary of the Initial Closing Date, then the Company will promptly provide the Holder with written notice of the adjustment of the Per Share Warrant Price to $1.00.

3.	Certain Adjustments.

(a) If, at any time or from time to time after the date of this Warrant, the Company shall issue or distribute to all holders of shares of Common Stock by reason of their ownership thereof, evidence of its indebtedness, any other securities of the Company or any cash, property or other assets (excluding a subdivision, combination or reclassification, or dividend or distribution payable in shares of Common Stock, referred to in subsection 3(b) (any such non-excluded event being herein called a “Special Dividend”)), the Per Share Warrant Price shall be adjusted (effective immediately prior to such issuance or distribution but after the record date for such issuance or distribution) by multiplying the Per Share Warrant Price then in effect by a fraction, the numerator of which shall be the Current Market Price in effect on the record date for such issuance or distribution less the fair market value (as determined in good faith by the Company’s Board of Directors) of the evidence of indebtedness, cash, securities or property, or other assets issued or distributed in such Special Dividend applicable to one share of Common Stock and the denominator of which shall be the Current Market Price in effect on the record date for such issuance or distribution. An adjustment made pursuant to this subsection 3(a) shall become effective immediately prior to the payment date but after the record date of any such Special Dividend. If such dividend, distribution, subdivision or combination is not consummated in full, the Per Share Warrant Price and Warrant Shares shall be readjusted accordingly.

(b) In case the Company shall hereafter (i) pay a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide its outstanding shares of Common Stock into a greater number of shares, (iii) combine or reverse-split its outstanding shares of Common Stock into a smaller number of shares or (iv) issue by reclassification of its Common Stock any shares of capital stock of the Company, then the Per Share Warrant Price and the number of Warrant Shares shall forthwith be proportionately decreased and increased, respectively, in the case of a subdivision, distribution or stock dividend, or proportionately increased and decreased, respectively, in the case of a combination or reverse stock split. Adjustments made pursuant to this subsection 3(b) shall become effective on the record date in the case of a dividend or distribution, and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification. If such dividend, distribution, subdivision or combination is not consummated in full, the Per Share Warrant Price and Warrant Shares shall be readjusted accordingly.

(c) In case of any capital reorganization or reclassification, or any consolidation or merger to which the Company is a party other than a merger or consolidation in which the Company is the surviving corporation, or in case of any sale or conveyance to another entity of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Company but excluding any exchange of securities or merger with another corporation in which the Company is a surviving corporation and that does not result in any reclassification of or similar change in the Common Stock), the Holder of this Warrant shall have the right thereafter to receive on the exercise of this Warrant the kind and amount of securities, cash or other property which the Holder would have owned or have been entitled to receive immediately after such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance had this Warrant been exercised immediately prior to the effective date of such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section 3 with respect to the rights and interests thereafter of the Holder of this Warrant to the end that the provisions set forth in this Section 3 shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. The above provisions of this subsection 3(c) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, statutory exchanges, sales or conveyances. The Company shall require the issuer of any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant to be responsible for all of the agreements and obligations of the Company hereunder. Notice of any such reorganization, reclassification, consolidation, merger, statutory exchange, sale or conveyance and of said provisions so proposed to be made, shall be mailed to the Holder not less than twenty (20) days prior to such event. A sale of all or substantially all of the assets of the Company for a consideration consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes.

(d) No adjustment in the Per Share Warrant Price shall be required unless such adjustment would require an increase or decrease of at least $0.01 per share of Warrant Shares; provided, however, that any adjustments which by reason of this subsection 3(d) are not required to be made shall be carried forward and taken into account in any subsequent adjustment; provided, further, however, that adjustments shall be required and made in accordance with the provisions of this Section 3 (other than this subsection 3(d)) not later than such time as may be required in order to preserve the tax-free nature of a distribution, if any, to the Holder of this Warrant or Warrant Shares issuable upon the exercise hereof. All calculations under this Section 3 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be. Anything in this Section 3 to the contrary notwithstanding, the Company shall be entitled to make such reductions in the Per Share Warrant Price, in addition to those required by this Section 3, as it in its discretion shall deem to be advisable in order that any stock dividend, subdivision of shares or distribution of rights to purchase stock or securities convertible or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(e) Whenever the Per Share Warrant Price is adjusted as provided in this Section 3 and upon any modification of the rights of the Holder in accordance with this Section 3, the Company shall promptly prepare a brief statement of the facts requiring such adjustment or modification and the manner of computing the same and cause copies of such certificate to be mailed to the Holder.

(f) If the Board of Directors of the Company shall declare any dividend or other distribution with respect to the Common Stock, the Company shall mail notice thereof to the Holder not less than ten (10) days prior to the record date fixed for determining stockholders entitled to participate in such dividend or other distribution.

(g) If, as a result of an adjustment made pursuant to this Section 3, the Holder of any Warrant thereafter surrendered for exercise shall become entitled to receive shares of two or more classes of capital stock or shares of Common Stock and other capital stock of the Company, the Board of Directors (whose determination shall be conclusive and shall be described in a written notice to the Holder promptly after such adjustment) shall determine, in good faith, the allocation of the adjusted Per Share Warrant Price between or among shares or such classes of capital stock or shares of Common Stock and other capital stock.

(h) In case any event shall occur as to which the other provisions of this Section 3 are not strictly applicable but as to which the failure to make any adjustment would not fairly protect the purchase rights represented by this Warrant in accordance with the essential intent and principles of the adjustments set forth in this Section 3 then, in each such case, the Board of Directors of the Company shall in good faith determine the adjustment, if any, on a basis consistent with the essential intent and principles established herein, necessary to preserve the purchase rights represented by the Warrant. Upon such determination, the Company will promptly mail a copy thereof to the Holder and shall make the adjustments described therein.

(i) Notwithstanding any other provision of this Warrant, upon a Sale of the Company (as such term is defined in the Note) prior to, but not in connection with, a Qualified Financing, this Warrant shall be exercisable for a number of shares of Common Stock equal to 10% of the aggregate principal amount of the Bridge Notes divided by the Adjusted Sale Consideration Per Share (as defined herein) from such Sale of the Company, and the Per Share Warrant Price shall be equal to 75% of the Adjusted Sale Consideration Per Share. “Adjusted Sale Consideration Per Share” shall mean (A) the Sale Proceeds (as defined herein) minus an amount equal to 10% of the aggregate principal amount of the Bridge Notes, divided by (B) the number of shares of Common Stock then outstanding, on a fully diluted basis excluding the Warrant but including any outstanding options and warrants (except for any options and warrants with regard to which no Sale Proceeds are being distributed in the Sale). “Sale Proceeds” shall mean (i) in the event of a Stock Acquisition (as defined herein), the cash or securities paid by the acquirer to the Company or the selling stockholders to acquire such shares; and (ii) in the event of an Asset Sale (as defined herein), the cash or securities legally available for distribution to the Company’s stockholders, after creation of adequate reserves for liabilities of the Company. “Stock Acquisition” shall mean a transaction (or series of related transactions) with one or more non-affiliates, pursuant to which such party or parties acquire capital stock of the Company or the surviving entity possessing the voting power to elect a majority of the board of directors of the Company or the surviving entity (whether by merger, consolidation, sale or transfer of the Company’s capital stock or otherwise), and “Asset Sale” shall mean a transaction (or series of related transactions) with one or more non-affiliates, pursuant to which such party or parties acquire all or substantially all of the Company’s assets determined on a consolidated basis.

(j) Notwithstanding any other provision of this Warrant, in the event of a Reverse Merger (as defined in the Note), other than in connection with a Qualified Financing, this Warrant shall be exercisable into that number of shares of Common Stock, with a Per Share Warrant Price in each case determined in accordance with, and on the same terms and conditions, as provided for in the event of a Qualified Financing, provided that for purposes thereof, the Lowest Price Paid shall be deemed equal to the quotient obtained by dividing (i) the aggregate consideration accorded to the Company in the Reverse Merger less the unpaid principal and interest on the Bridge Notes by (ii) the number of shares of Common Stock then outstanding, on a fully diluted basis excluding the Warrant issued pursuant to the Placement Agency Agreement but including all options and warrants outstanding immediately prior to consummation of the Reverse Merger.

4.	Fully Paid Stock; Taxes.

The Warrant Shares represented by each and every certificate for Warrant Shares delivered on the exercise of this Warrant shall, subject to compliance by the Holder with the terms hereof, at the time of such delivery, be duly authorized, validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights or rights of first refusal imposed by any agreement to which the Company is a party, and the Company will take all such actions as may be necessary to assure that the par value, if any, per share of Warrant Shares is at all times equal to or less than the then Per Share Warrant Price. The Company shall pay, when due and payable, any and all Federal and state stamp, original issue or similar taxes which may be payable in respect of the issue of any Warrant Share or any certificate thereof to the extent required because of the issuance by the Company of such security.

5.	Registration Under the Act.

(a) The Holder shall have the right to participate in the registration rights granted to purchasers in the Offering pursuant to Article V of those certain Note Purchase Agreements by and between the Company and each such purchaser in the Offering.

(b) Until all of the Warrant Shares and any shares of Common Stock issuable thereunder have been sold under a Registration Statement or pursuant to Rule 144(k), so long as the Company’s Common Stock remains registered under the Act, the Company shall use its commercially reasonable efforts to file with the Securities and Exchange Commission all current reports and the information as may be necessary to enable the Holder to effect sales of its shares in reliance upon Rule 144(k) promulgated under the Act.

(c) The Holder hereby agrees that in the case of an initial offering of the Common Stock to the public pursuant to an effective registration statement under the Securities Act (the “IPO”), the Holder will not, without the prior written consent of the Company, offer, pledge, sell, contract to sell, grant any option for the sale of, or otherwise dispose of, directly or indirectly, any shares of Common Stock issuable upon the conversion or exercise of this Warrant for a period of up to 180 days from the effective date of the registration statement relating to the IPO (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation) and that the Holder will enter into an agreement with the Company or managing underwriter of the IPO to that effect.

6.	Investment Intent; Limited Transferability.

(a) By accepting this Warrant, the Holder represents to the Company that it understands that this Warrant and any securities obtainable upon exercise of this Warrant have not been registered for sale under Federal or state securities laws and are being offered and sold to the Holder pursuant to one or more exemptions from the registration requirements of such securities laws. In the absence of an effective registration of such securities or an exemption therefrom, any certificates for such securities shall bear the legend set forth on the first page hereof. The Holder understands that it must bear the economic risk of its investment in this Warrant and any securities obtainable upon exercise of this Warrant for an indefinite period of time, as this Warrant and such securities have not been registered under Federal or state securities laws and therefore cannot be sold unless subsequently registered under such laws, unless an exemption from such registration is available. The Holder further represents to the Company, by accepting this Warrant, that it has full power and authority to accept this Warrant and make the representations set forth herein.

(b) The Holder, by its acceptance of this Warrant, represents to the Company that it is an “accredited investor” with the meaning of Regulation D under the Act and is acquiring this Warrant and will acquire any securities obtainable upon exercise of this Warrant for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Act. The Holder agrees, by acceptance of this Warrant, that this Warrant and any such securities issuable under this Warrant will not be sold or otherwise transferred unless (i) a registration statement with respect to such transfer is effective under the Act and any applicable state securities laws or (ii) such sale or transfer is made pursuant to one or more exemptions from the Act.

(c) In addition to the limitations set forth above and in accordance with the legend on the first page hereof, this Warrant may not be sold, transferred, assigned or hypothecated by the Holder except in compliance with the provisions of the Act and the applicable state securities “blue sky” laws, and is so transferable only upon the books of the Company which it shall cause to be maintained for such purpose. The Company may treat the registered Holder of this Warrant as it appears on the Company’s books at any time as the Holder for all purposes. The Company shall permit the Holder or its duly authorized attorney, upon written request during ordinary business hours, to inspect and copy or make extracts from its books showing the registered Holder of this Warrant. All warrants issued upon the transfer or assignment of this Warrant will be dated the same date as this Warrant, and all rights of the holder thereof shall be identical to those of the Holder unless, in each case, otherwise prohibited by applicable law.

(d) The Holder has been afforded (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of this Warrant or the exercise of this Warrant; and (ii) the opportunity to request such additional information which the Company possesses or can acquire without unreasonable effort or expense.

(e) The Holder did not (i) receive or review any advertisement, article, notice or other communication published in a newspaper or magazine or similar media or broadcast over television or radio, whether closed circuit, or generally available; or (ii) attend any seminar, meeting or investor or other conference whose attendees were, to such Holder’s knowledge, invited by any general solicitation or general advertising.

(f) Either by reason of such Holder’s business or financial experience or the business or financial experience of its professional advisors (who are unaffiliated with and who are not compensated by the Company or any affiliate, finder or selling agent of the Company, directly or indirectly), such Holder has the capacity to protect such Holder’s interests in connection with the transactions contemplated by this Warrant and the Placement Agency Agreement. The Holder, by its acceptance of this Warrant, represents to the Company that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in this Warrant. Holder also represents it has not been organized for the purpose of acquiring this Warrant.

7.	Loss, etc., of Warrant.

Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company, if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant, if mutilated, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

8.	Warrant Holder Not Stockholder.

This Warrant does not confer upon the Holder any right to vote on or consent to or receive notice as a stockholder of the Company, as such, in respect of any matters whatsoever, nor any other rights or liabilities as a stockholder, prior to the exercise hereof; this Warrant does, however, require certain notices to Holder as set forth herein.

9.	Notice.

No notice or other communication under this Warrant shall be effective or deemed to have been given unless, the same is in writing and is mailed by first-class mail, postage prepaid, or via recognized overnight courier with confirmed receipt, addressed to:

(a) the Company at Coronado Biosciences, Inc., 45 Rockefeller Plaza, Suite 2000, New York, NY 10111, Attn: President, or other such address as the Company has designated in writing to the Holder (with a copy to Cooley LLP, 4401 Eastgate Mall, San Diego, CA 92121, Attn: Jason Kent, Esq., fax: (858) 550-6420) or

(b) the Holder at [                            ], or other such address as the Holder has designated in writing to the Company.

10.	Headings.

The headings of this Warrant have been inserted as a matter of convenience and shall not affect the construction hereof.

11.	Applicable Law.

This Warrant shall be governed by and construed in accordance with the law of the State of New York without giving effect to the principles of conflicts of law thereof.

12.	Amendment, Waiver, etc.

Except as expressly provided herein, neither this Warrant nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party against whom enforcement of any such amendment, waiver, discharge or termination is sought.

*    *    *    *    *

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by the undersigned duly authorized officer, this 20th day of February, 2008.

CORONADO BIOSCIENCES, INC.

By:
Gary Gemignani
Chief Financial Officer

SUBSCRIPTION (cash)

The undersigned,                     , pursuant to the provisions of the foregoing Warrant, hereby agrees to subscribe for and purchase                  shares of the Common Stock, par value $0.001 per share, of Coronado Biosciences, Inc. covered by said Warrant, and makes payment therefor in full at the price per share provided by said Warrant.

Dated:	Signature:

Address:

CASHLESS EXERCISE

The undersigned                     , pursuant to the provisions of the foregoing Warrant, hereby elects to exchange its Warrant for                  shares of Common Stock, par value $0.001 per share, of Coronado Biosciences, Inc. pursuant to the Cashless Exercise provisions of the Warrant.

Dated:	Signature:

Address:

ASSIGNMENT

FOR VALUE RECEIVED                      (“Assignor”) hereby sells, assigns and transfers unto                              (“Transferee”) the foregoing Warrant and all rights evidenced thereby, and does irrevocably constitute and appoint                             , attorney, to transfer said Warrant on the books of Coronado Biosciences, Inc. By acceptance of the foregoing Warrant, Transferee shall become a Holder under said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated:	Signature:

Address:

TRANSFEREE:

Dated:	Signature:

Address:

PARTIAL ASSIGNMENT

FOR VALUE RECEIVED                      (“Assignor”) hereby assigns and transfers unto                              (“Transferee”) the right to purchase                  shares of Common Stock, par value $0.001 per share, of Coronado Biosciences, Inc. covered by the foregoing Warrant, and a proportionate part of said Warrant and the rights evidenced thereby, and does irrevocably constitute and appoint                      , attorney, to transfer such part of said Warrant on the books of Coronado Biosciences, Inc. By acceptance of the proportionate part of foregoing Warrant, Transferee shall become a Holder under said proportionate part of said Warrant and subject to the rights, obligations and representations of Holder set forth in said Warrant.

ASSIGNOR:

Dated:	Signature:

Address:

TRANSFEREE:

Dated:	Signature:

Address: